For the semi-annual period ended January 31, 2004
File number 811-09439

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.   Strategic Partners Small Cap Growth Fund (JP Morgan segment)

1.   Name of Issuer
	Sigmatel Inc.

2.   Date of Purchase
	09/18/03

3.   Number of Securities Purchased
	1,100

4.   Dollar Amount of Purchase
	$16,500

5.   Price Per Unit
	$15.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Merrill Lynch & Co.

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
JP Morgan
CIBC World Markets
Needham & Co.
Adams, Harkness & Hill
JMP Securities
Lehman Brothers
Pacific Growth
Southwest Securities
Thomas Weisel Partners LLC
U.S. Bancorp Piper Jaffray